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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.      )*

                              COLOR IMAGING, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                   196245104
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                                 (CUSIP Number)

                                 June 15, 2001
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 196245104
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     CHECHANG YEH
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 (2) Check the Appropriate Box if a Member   (a)  [ ]
     of a Group (See Instructions)           (b)  [ ]
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     U.S.A.
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 Number of Shares             (5)  Sole Voting Power
 Beneficially                      500,000
 Owned by                     -------------------------------------------------
 Each Reporting               (6)  Shared Voting Power

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Person With           0
               ----------------------------------------------------------------
                (7) Sole Dispositive Power
                    500,000
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                (8) Shares Dispositive Power
                      0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000
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(10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)
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(11) Percent of Class Represented by Amount in Row (9)
     6.6%
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(12) Type of Reporting Person (See Instructions)
     IN
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Statement filed pursuant to Rule 240.13d-1(c)

ITEM 1.

     (a) Name of Issuer
         COLOR IMAGING, INC.
         ----------------------------------------------------------------------
     (b) Address of Issuer's Principal Executive Offices
         4350 PEACHTREE INDUSTRIAL BLVD., SUITE 100, NORCROSS, GA 30071
         ----------------------------------------------------------------------

ITEM 2.

     (a) Name of Person Filing
         CHECHANG YEH
         ----------------------------------------------------------------------
     (b) Address of Principal Business Office or, if none, Residence
         NO. 30, 163 ALLEY, SHIN-YI STREET, WU-CHI TOWN, TAICHUNG COUNTY,
         TAIWAN
         ----------------------------------------------------------------------
     (c) Citizenship
         TAIWAN
         ----------------------------------------------------------------------
     (d) Title of Class of Securities
         COMMON
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     (e) CUSIP Number
         196245104
         ----------------------------------------------------------------------

ITEM 3.

         Not applicable.

ITEM 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified on Item 1.

     (a) Amount beneficially owned:

         Mr. Yeh is the beneficial owner of and has the sole voting and dispositive power over 500,000 shares of common stock, 100,000 of which are shares of common stock underlying exercisable warrants (as determined pursuant to Rule 13d-3).
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     (b)  Percent of class:
          6.6%
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     (c)  Number of shares as to which the person has:

            (i)  Sole power to vote or to direct the vote
                 500,000
                 ---------------------------------------------------------------
           (ii)  Shared power to vote or to direct the vote
                 0
                 ---------------------------------------------------------------
          (iii)  Sole power to dispose or to direct the disposition of
                 500,000
                 ---------------------------------------------------------------
           (vi)  Shared power to dispose or to direct the disposition of
                 0
                 ---------------------------------------------------------------

ITEM 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.

ITEM 6.   Ownership of more than Five Percent on Behalf of Another Person.

     See Item 4 above.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being reported on By the Parent Holding Company.

     Not applicable.

ITEM 8.   Identification and Classification of Members of a Group.

     Not applicable.

ITEM 9.   Notice of Dissolution of a Group.

     Not applicable.

ITEM 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      JUNE 28, 2001
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                                                           Date

                                                     /s/ CHECHANG YEH
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                                                        Signature


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                                                        Name/Title